EXHIBIT 99.1

FOR IMMEDIATE RELEASE
REGENT COMMUNICATIONS ANNOUNCES CHANGES TO
BOARD OF DIRECTORS
Litigation with Riley Investment Management LLC
and SMH Capital Dismissed
Cincinnati, OH – September 14, 2007 – Regent Communications, Inc. (Nasdaq: RGCI) today announced the appointment of John Ahn and Joseph Patrick Hannan to the Company’s Board of Directors. Messrs. Ahn and Hannan are filling two newly created seats, which increase the Company’s Board from five to seven members, including six independent members. Mr. Ahn will serve on the Board’s Nominating and Corporate Governance Committee and Mr. Hannan will serve on the Board’s Audit and Compensation Committees.
The Company also announced today that it has entered into an agreement with Riley Investment Management LLC and SMH Capital Inc. in which all pending litigation has been dismissed.
John Ahn is a Principal in Riley Investment Management (RIM). He currently sits on the board of directors of MAIR Holdings, Inc. (Nasdaq: MAIR). He has extensive investment banking experience. Mr. Ahn attended Williams College and earned his Bachelor of Arts degree in Economics in 1987.
Joseph Patrick Hannan was most recently Chief Financial Officer of the Radio Division of Lincoln Financial Media, a subsidiary of Lincoln National Corporation (NYSE:LNC). Prior to joining Lincoln, he was a partner and held a number of executive positions with Lambert Television, Inc. He earned a Bachelor of Science degree in Business Administration and Finance from the University of Southern California in 1992.
William Stakelin, President and CEO of Regent, commented, “We welcome our new board members and look forward to working with them to increase shareholder value.”
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 68 stations located in 14 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”

Contact:
Tony Vasconcellos	Joe LoBello
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030